Exhibit 10.1

GENSYM CORPORATION

52 SECOND AVENUE

BURLINGTON, MA 01803

August 3, 2006

Robert B. Ashton

6 Occom Ridge

Hanover, NH 03755

Dear Bob:

We are pleased to confirm that, effective August 3, 2006, you have become Gensym Corporation’s interim President and Chief Executive Officer, reporting to the Board of Directors.

The salary for this position is $1,250 per day (which is based on an annualized salary of $287,500) for each full day of services you provide in your capacity as interim President and Chief Executive Officer, payable semi-monthly and subject to all applicable federal and state withholding, payroll and other taxes. Gensym will also pay or promptly reimburse you, upon submission of proper invoices in accordance with Gensym’s customary practice and policy, for all reasonable out-of-pocket business, lodging and travel expenses incurred by you in the performance of your duties and responsibilities as interim President and Chief Executive Officer, including reasonable transportation expenses incurred in commuting between Hanover, New Hampshire and Burlington, Massachusetts and reasonable lodging and meals expenses incurred while staying in the Burlington, Massachusetts area to perform your services.

All regular full-time employees working 30 or more hours per week are eligible to participate in the Company’s benefit package, which consists of medical, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability and 401(k). You will not receive any stock options. You will not participate in the Gensym management bonus plan but may receive such bonus, if any, as the Board of Directors determines to award you upon completion of your service.

All Gensym employees are required to sign an agreement pertaining to non-disclosure, non-competition, and Gensym proprietary information as a condition of employment. A copy of this agreement is enclosed for your review.

During your employment you will be required to devote your best efforts, skill and attention to the performance of your duties on behalf of Gensym. You will not be expected to work full-time and will work such number of days per week as you and the Board of Directors shall mutually agree from time to time.

As is true for all employees, you will be an employee at-will, where either party may terminate employment at any time. This letter is not intended to be a contract of employment for a specific period of time.

Please indicate your acceptance by signing on the signature line below and returning it.

Sincerely,

/s/ David A. Smith
David A. Smith
Chairman of the Board of Directors
For the Gensym Corporation Board

Accepted:	/s/ Robert B. Ashton
Robert B. Ashton